UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ENTERTAINMENT PROPERTIES TRUST

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ENTERTAINMENT PROPERTIES TRUST

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2011

To our shareholders:

The 2011 annual meeting of shareholders of Entertainment Properties Trust will be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 on May 11, 2011 at 10:00 a.m. (local time). At the meeting, our shareholders will vote upon:

Proposal 1:	The election of David M. Brain and Robert J. Druten as Class II trustees to serve for a three year term,

Proposal 2:	An advisory vote on the compensation of our named executive officers,

Proposal 3:	An advisory vote on the frequency, in future years, of an advisory vote on the compensation of our named executive officers, and

Proposal 4:	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011;

and transact any other business that may properly come before the meeting.

All holders of record of our common shares at the close of business on February 14, 2011 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

You are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Trustees asks that you sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for your convenience. Your vote is important and all shareholders are encouraged to attend and vote in person or vote by proxy.

Thank you for your support and continued interest in our Company.

BY ORDER OF THE BOARD OF TRUSTEES

Gregory K. Silvers
Vice President, Chief Operating Officer, General Counsel and Secretary

Kansas City, Missouri

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 11, 2011 – the proxy statement and annual report to shareholders are available at www.envisionreports.com/EPR.

ENTERTAINMENT PROPERTIES TRUST

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

PROXY STATEMENT

This proxy statement provides information about the annual meeting of shareholders of Entertainment Properties Trust (“we,” “us” or the “Company”) to be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, on May 11, 2011, beginning at 10:00 a.m. (local time), and at any postponement or adjournment of the meeting.

This proxy statement and the enclosed proxy card were first mailed to shareholders on or about April 1, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 11, 2011 – the proxy statement and annual report to shareholders are available at www.envisionreports.com/EPR.

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ABOUT THE MEETING

What am I voting on?

The Board of Trustees (also referred to herein as the “Board”) is soliciting your vote for:

•	The election of David M. Brain and Robert J. Druten as Class II trustees to serve for a three year term;

•	The approval, on a non-binding advisory basis, of the Company’s Named Executive Officer compensation for fiscal 2010 (“say on pay” vote);

•	The approval, on a non-binding advisory basis, of how often the vote in Proposal 2 will occur (“say on frequency” vote); and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

Who is entitled to vote at the meeting?

Holders of record of our common shares at the close of business on February 14, 2011, are entitled to receive notice of the annual meeting and to vote their common shares held on that date at the meeting or any postponement or adjournment of the meeting.

How many votes do I have?

Each common share has one vote. The enclosed proxy card shows the number of common shares you are entitled to vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common shares outstanding on the record date will constitute a quorum, permitting the meeting to proceed. On the record date, 46,478,289 common shares of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in calculating the number of common shares present at the meeting for the purpose of establishing a quorum.

What are broker non-votes and how are they counted?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Trustees, in which case a broker non-vote will occur and your shares will not be voted on these matters. In addition, your broker does not have discretionary authority to vote on executive compensation or the frequency of the vote with respect to executive compensation, in which case a broker-non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How do I vote?

If you complete and properly sign the enclosed proxy card and return it to us before the meeting, your common shares will be voted as you direct. If you are a shareholder of record and attend the meeting in person, you may deliver your completed proxy card at the meeting. You are also invited to vote in person at the meeting. You may request a ballot when you arrive.

If your shares are held in the name of a bank, broker or other nominee and you wish to vote at the meeting, you must obtain a proxy form from the institution that holds your shares.

If you are a participant in our dividend reinvestment and direct share purchase plan, your plan shares will be voted as you instruct on your proxy card.

Does EPR have a policy for confidential voting?

We have a confidential voting policy. Your proxy will be kept confidential and will not be disclosed to third parties, other than our inspector of election and personnel involved in processing the proxy cards and tabulating the vote.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the meeting by sending a written notice of revocation or a duly executed proxy with a later date to the Secretary of the Company. Your proxy will also be revoked if you attend the meeting and vote in person. If you merely attend the meeting but do not vote in person, your previously granted proxy will not be revoked.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your common shares in accordance with the recommendations of the Board of Trustees. The Board recommends you vote:

•	For the election of David M. Brain and Robert J. Druten as Class II trustees to serve for a three year term;

•	For the approval of the advisory resolution on executive compensation;

•	To conduct future advisory votes on executive compensation every year; and

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

If any other matter properly comes before the meeting, the proxy holders will vote as recommended by the Board of Trustees or, if no recommendation is given, in their own discretion.

How many votes are needed to approve each item?

Election of Trustee. The affirmative vote of a plurality of the common shares voted at the meeting is required for the election of the Class II trustees. This means the nominees in Class II receiving the greatest number of votes will be elected. We will not count abstentions in the election of the trustee. If you check “ABSTAIN” under a nominee’s name on your proxy card, your shares will have the effect of a vote against the nominee. You may also vote against a nominee by striking through his name on your proxy card.

Advisory Vote on Executive Compensation. The affirmative vote of a majority of the common shares voted at the meeting is required (on a non-binding advisory basis) to endorse the compensation of the Company’s

Named Executive Officers. We will not count abstentions as an endorsement of the compensation of the Company’s Named Executive Officers. If you check “ABSTAIN”, your shares will not have an effect on the outcome of the vote.

Frequency Vote on Executive Compensation. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Holders of common shares are not voting to approve or disapprove the recommendation of the Board that the non-binding advisory vote on the compensation of the Company’s Named Executive Officers (as set forth in Proposal 2) be held every year. For the purposes of the non-binding advisory vote on this Proposal 3, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this proposal. If you check “WITHHOLD”, your shares will be voted against the recommendation that the vote be held every year.

Ratification of appointment of independent registered public accounting firm. The affirmative vote of a majority of the common shares voted at the meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011. We will not count abstentions in the ratification of KPMG LLP as our independent registered public accounting firm for 2011.

What does it mean if I receive more than one proxy card?

Some of your shares may be held in more than one account. Please date, sign and return all of your proxy cards to ensure that all your common shares are voted.

What if I receive only one set of proxy materials although there are multiple shareholders at my address?

If you and other residents at your mailing address own common shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your nominee will have sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by contacting us at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 or (816) 472-1700, Attention: Secretary. If you did not receive an individual copy of our annual report and proxy statement, we will send copies to you if you contact us at the above address or telephone number. If you and other residents at your address have been receiving multiple copies of our annual report and proxy statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Are the proxy statement and annual report to shareholders available on the Internet?

This proxy statement and the annual report to shareholders are available on the Internet at www.envisionreports.com/EPR.

PROPOSAL 1:

ELECTION OF TRUSTEES

The Board of Trustees consists of six members and is divided into three classes having three-year terms that expire in successive years. The nominating/company governance committee of the Board of Trustees has nominated David M. Brain and Robert J. Druten to serve as our Class II trustees for a term expiring at the 2014 annual meeting or until their successors are duly elected and qualified. Messrs. Brain and Druten have been nominated upon the recommendation of the independent trustees of the Company. Unless you withhold authority to vote for a nominee or you mark through a nominee’s name on your proxy card, the common shares represented by your properly executed proxy will be voted for the election of the nominee for trustee.

Here is a brief description of the backgrounds and principal occupations of the two individuals nominated for election as trustees and each trustee whose term of office will continue after the annual meeting.

Class II Trustee (nominated for a term expiring at the 2014 annual meeting)

David M. Brain Nominee and Trustee since 1999	David M. Brain, 56, has served as our President and Chief Executive Officer since October 1999. He served as our Chief Financial Officer from 1997 to 1999 and as our Chief Operating Officer from 1998 to 1999. Mr. Brain acted as a consultant to AMC Entertainment, Inc. in the formation of the Company in 1997. From 1996 until that time he was a Senior Vice President in the investment banking and corporate finance department of George K. Baum & Company, an investment banking firm headquartered in Kansas City, Missouri. Before joining George K. Baum & Company, Mr. Brain was Managing Director of the Corporate Finance Group of KPMG LLP, a practice unit he organized and managed for over 12 years. He received a BA in Economics and an MBA from Tulane University, where he was awarded an academic fellowship.

Robert J. Druten Nominee and Trustee since 1997	Robert J. Druten, 63, is Chairman of our Board of Trustees. In August 2006, Mr. Druten retired as Executive Vice President and Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. Mr. Druten serves on the Boards of Directors of Alliance GP, LLC, the managing general partner of Alliance Holdings GP, L.P., a NASDAQ-listed company indirectly engaged in the production and marketing of coal to utilities and industrial users, and Kansas City Southern, a NYSE-listed transportation company. Mr. Druten also serves as the Chairman of the audit committee and finance committee of Kansas City Southern and serves on the audit committee of Alliance GP, LLC. Past additional public company boards include: American Italian Pasta Company. Mr. Druten received a BS in Accounting from the University of Kansas and an MBA from Rockhurst University.

Class III Trustees (serving for a term expiring at the 2012 annual meeting)

Jack A. Newman, Jr. Trustee since 2009	Jack A. Newman, Jr., 63, currently runs his own company, Jack Newman Advisory Services. From January 1996 through June 2009, Mr. Newman was Executive Vice President for Cerner Corporation, a NASDAQ-listed health care information systems and knowledge services company. In his role as Executive Vice President, among other responsibilities, he served as the primary senior executive charged with establishing and overseeing relationships with Cerner’s largest domestic clients. Prior to joining Cerner, Jack spent 22 years with KPMG, 14 years as a Partner, the last four of which he was National Partner in Charge of KPMG’s Health Care Strategy Practice. In that capacity he oversaw the firm’s services nationwide in delivering financial analysis, strategy development and merger/acquisition services to health care providers. Mr. Newman is a CPA, has a Bachelor of Arts degree and a Masters Degree in Public Administration. He serves as a director of Enterprise Bank and Trust.

James A. Olson Trustee since 2003	James A. Olson, 68, is a member of Plaza Belmont Management Group, LLC, manager of the Plaza Belmont private equity funds, which acquire and operate companies in the food manufacturing industry, where he served as chief financial officer from 2004-2007. Prior to joining Plaza Belmont in 1999, Mr. Olson was a partner with Ernst & Young LLP. During his 32 years with Ernst & Young, including six years in Europe, Mr. Olson served as managing director of two of their offices and worked with a number of multinational and domestic clients in a variety of industries. In addition to providing his client companies with the traditional audit services of Ernst & Young, Mr. Olson advised them on their securities offerings, mergers and acquisitions and corporate tax strategies. He is a past president of the Missouri State Board of Accountancy and a member of the American Institute of Certified Public Accountants. Mr. Olson received his BS and MS degrees from St. Louis University. Mr. Olson serves on the Board of Directors and is Chairman of the audit committee of SAIA, Inc., a NASDAQ-listed transportation company, and he serves on the Board of Directors for the American Century Family of Mutual Funds.

Class I Trustees (serving for a term expiring at the 2013 annual meeting)

Barrett Brady Trustee since 2004	Barrett Brady, 63, retired December 31, 2009, from his position as Senior Vice President of Highwoods Properties, Inc., a REIT listed on the NYSE. Mr. Brady served as President and Chief Executive Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, until its acquisition by Highwoods Properties, Inc. in 1998. Before joining J.C. Nichols Company in 1995, Mr. Brady was President and Chief Executive Officer of Dunn Industries, Inc., a major construction contractor. Mr. Brady received a BBA from Southern Methodist University and an MBA from the University of Missouri. Mr. Brady serves on the Boards of Directors of J.E. Dunn Construction Group, Inc., North American Savings Bank, FSB and Midwest Research Institute. Mr. Brady also serves on the audit committee of J.E. Dunn Construction Group, Inc., the audit and compensation committees of North American Savings Bank, FSB and on the compensation committee of Midwest Research Institute.

Peter C. Brown Trustee since 2010	Peter C. Brown, 52, is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as chairman of the board, chief executive officer and president of AMC Entertainment Inc. (AMC), one of the world’s leading theatrical exhibition and entertainment companies, from July 1999 until his retirement in February 2009. He served as president from January 1997 to July 1999. He began his career with AMC in 1990 and became senior vice president and chief financial officer in 1991. Mr. Brown founded Entertainment Properties Trust and he served as chairman of the board of trustees from 1997 to 2003. Mr. Brown currently serves as a director of CenturyLink (NYSE: CTL), a Fortune 500 provider of voice, broadband and video services in 33 states and he serves as a director of Cinedigm Digital Cinema Corp. (NASD: CIDM), a provider in the digital cinema industry. Past additional public company boards include: National CineMedia, Inc. and Midway Games, Inc. He currently serves and has served on numerous community and civic boards. Mr. Brown is a graduate of the University of Kansas.

The nominating and company governance committee and the Board of Trustees have evaluated the specific experience, qualifications, attributes, and skills of each nominee and trustee to determine that such person should serve as a trustee of the Company at this time. In doing so, the nominating and company governance committee and the Board focused primarily on the credentials described in the biographical information set forth above for each nominee or trustee. Particular consideration was given to the many years of experience each nominee and trustee has in real estate, finance and entertainment businesses. The nominating and company governance committee and the Board believe that such experience is vital in order to quickly identify, understand, and address new trends, challenges, and opportunities for the Company.

The nominating and company governance committee and the Board identified the knowledge and understanding of the commercial real estate industry of Messrs. Brady and Brain primarily from their experience as executive officers of companies investing in and operating real estate properties. With regard to each nominee and trustee, the nominating and company governance committee and the Board considered their extensive knowledge of corporate finance, accounting, the public and private debt and equity markets, bank markets as well as his experience in mergers and acquisitions. The nominating and company governance committee and the Board identified the knowledge and understanding of corporate governance issues developed by Messrs. Brady, Brown, Druten, Olson and Newman from years of service on corporate boards. For Mr. Brown, consideration was also given to his extensive experience in the movie exhibition business.

Each of Mr. Brain and Mr. Druten have consented to serve on the Board of Trustees for the applicable term. If either Mr. Brain and Mr. Druten should become unavailable to serve as a trustee, the nominating/company governance committee may designate a substitute nominee or may elect to keep the vacancy unfilled. In that case, the persons named as proxies will vote for the substitute nominee designated by the nominating/company governance committee.

How are trustees compensated?

Each non-employee trustee was entitled to receive:

•	An annual retainer of $30,000, which may be taken in the form of cash or in restricted share units valued at 150% of the cash retainer amount

•	On the date of each annual meeting, equity awards valued at $50,000, 75% in the form of restricted share units and 25% in the form of common share options

•	$2,000 in cash for each Board meeting he attends

•	$1,500 in cash for each committee meeting he attends

•	Reimbursement for any out-of-town travel expenses incurred in attending Board or committee meetings and other expenses incurred on behalf of the Company.

The Chairman of the Board and the Chairmen of the audit, compensation, finance and nominating/company governance committees each receive additional annual retainers of $10,000, which could be taken in cash or in restricted share units valued at 150% of the cash retainer amount, provided that the Chairman of the Board does not receive an additional retainer for services as a chairman of a committee. In 2010, each of the non-employee trustees elected to take this additional retainer in the form of restricted share units. Employees of the Company or its affiliates who are trustees are not paid any additional compensation for their service on the Board.

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Each restricted share unit will initially represent one common share. The restricted share units granted to non-employee trustees vest upon the earlier of the day preceding the next annual meeting of shareholders or a change of control. Vested restricted share units entitle the holders thereof to receive one common share for each unit upon the date such holder is no longer a trustee or such other date or dates as specified by the trustee prior to the grant. The options were fully vested upon grant but may not be exercised by the non-employee trustees for a period of one year after the grant. Options granted to non-employee trustees expire after ten years unless terminated earlier because of a trustee’s termination from the Board. All of the restricted share units and options were issued under our 2007 Equity Incentive Plan.

The following table contains information regarding the compensation earned by non-executive members of the Board of Trustees during 2010:

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards (1)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensa- tion	Total
Barrett Brady	$41,500	$97,517	$12,500	—	—	—	$151,517
Robert J. Druten	38,500	97,517	12,500	—	—	—	148,517
Peter C. Brown	25,500	82,493	12,500	—	—	—	120,493
James A. Olson	41,500	97,517	12,500	—	—	—	151,517
Jack A. Newman, Jr.	41,500	97,517	12,500	—	—	—	151,517

(1)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 on Stock Compensation.
(2)	Includes restricted share units granted to trustees on May 12, 2010

COMPANY GOVERNANCE

Our Board of Trustees is committed to effective company governance. We have adopted Company Governance Guidelines, Independence Standards for Trustees and a Code of Business Conduct and Ethics for all officers, employees and trustees. Those documents and the charters of our audit committee, nominating/company governance committee, finance committee and compensation committee may be found at the Company Governance section of our website at www.eprkc.com and are available in print to any shareholder or interested party who requests them.

Company Governance Guidelines

Our Company Governance Guidelines address a number of topics, including the role and responsibilities of our Board, the qualifications of independent trustees, the ability of shareholders and interested parties to communicate directly with the independent trustees, Board committees, separation of the offices of Chairman and Chief Executive Officer, trustee compensation, and management succession. Our nominating/company governance committee reviews our Company Governance Guidelines on a periodic basis to ensure their continued effectiveness.

Who are our independent trustees and how was that determined?

Our Company Governance Guidelines and the NYSE’s governance rules require that a majority of our trustees be independent. To qualify as independent for this purpose, our Board must affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist our Board in making this determination, the Board has used our Independence Standards for Trustees as categorical standards to evaluate the independence of our independent trustees. Using those standards, the Board reviewed the independence of Messrs. Druten, Newman, Olson, Brown and Brady. Based upon that review, the Board has affirmatively determined that Messrs. Druten, Newman, Olson and Brady, who constitute a majority of our Board of Trustees, have no material relationship with the Company and are thus independent in accordance with our Company Governance Guidelines and NYSE rules. However, Mr. Brown was an officer and director of a tenant of the Company, and therefore does not satisfy the categorical independence standards under our Independence Standards for Trustees described below.

The following is a summary of our Independence Standards for Trustees. For a complete description of those standards, please review our Independence Standards for Trustees at the Company Governance section of our website at www.eprkc.com.

•	A trustee is not independent if:

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The trustee is, or has been within the last 3 years, an employee of the Company, or an immediate family member of the trustee is, or has been within the last 3 years, an executive officer of the Company,

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The trustee has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pensions or other forms of deferred compensation (provided such compensation is not contingent on future service),

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(A) The trustee or an immediate family member is a current partner of the firm that is our internal or external auditor, (B) the trustee is a current employee of such firm, (C) the trustee has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the trustee or an immediate family member was within the last 3 years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time,

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The trustee or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves on that company’s compensation committee, or

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The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

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A person who is an executive officer or affiliate of an entity that provides non-advisory financial services such as lending, check clearing, maintaining customer accounts, stock brokerage services or custodial and cash management services to the Company or its affiliates may be determined by the Board of Trustees to be independent if the following conditions are satisfied:

•	The entity does not provide financial advisory services to the Company,

•	The annual interest and/or fees payable to the entity by the Company do not exceed the numerical limitation described above,

•	Any loan provided by the entity is made in the ordinary course of business of the Company and the lender and does not represent the Company’s principal source of credit or liquidity,

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The trustee has no involvement in presenting, negotiating, underwriting, documenting or closing any such non-advisory financial services and is not compensated by the Company, the entity or any of its affiliates in connection with those services,

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The Board affirmatively determines that the terms of the non-advisory financial services are fair and reasonable and advantageous to the Company and no more favorable to the provider than generally available from other providers,

•	The provider is a recognized financial institution, non-bank commercial lender or securities broker,

•	The trustee abstains from voting as a trustee to approve the transaction, and

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All material facts related to the transaction and the relationship of the person to the provider are disclosed by the Company in its reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and proxy statement.

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No person who serves, or whose immediate family member serves, as a partner, member, executive officer or in a comparable position of any firm providing accounting, consulting, legal, investment banking or financial advisory services to the Company, or as a securities analyst covering the Company, shall be considered independent until after the end of that relationship.

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No person who is, or who has an immediate family member who is, an officer, director, more than 5% shareholder, partner, member, attorney, consultant or affiliate of any tenant of the Company or any affiliate of such tenant shall be considered independent until three years after the end of the tenancy or such relationship.

How often did the Board meet during 2010?

The Board of Trustees met eight times in 2010. No trustee attended less than 75% of the meetings of the Board and committees on which he served. Our trustees discharge their responsibilities throughout the year, not only at Board of Trustee and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to the Company.

Do the independent trustees hold regular executive sessions?

The independent trustees meet regularly in separate executive sessions without management. Mr. Druten serves as the presiding trustee at those meetings.

How can shareholders and interested parties communicate directly with the Board?

Any shareholder or interested party is welcome to send a written communication to the non-management trustees about any matter of interest related to the Company. A shareholder or interested party may communicate with the non-management trustees by either sending a letter to our address listed on the cover page of this proxy statement, or by visiting the Company Governance section of our website at www.eprkc.com, clicking on “Procedures for Confidential Anonymous Submissions,” and following the instructions for making a confidential submission. Such written or electronic communication will be forwarded directly to the non-management trustees and will not be screened by management. Shareholders may also make proposals and nominate candidates for trustee for consideration at any annual meeting in accordance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below.

What committees has the Board established?

The Board of Trustees has established an audit committee, a nominating/company governance committee, a finance committee and a compensation committee. All of our non-management trustees serve on all four committees. The Board believes this promotes access to a variety of views on all four committees and helps ensure that all of the committees have a broad perspective on the Company’s operations as a whole. Under our Company Governance Guidelines, members of the audit, compensation and nominating/company governance committees must satisfy the NYSE’s independence requirements in addition to certain requirements applicable specifically to the audit and compensation committees. Copies of the committee charters may be obtained at the Company Governance section of our website at www.eprkc.com.

Audit Committee. The audit committee oversees the accounting, auditing and financial reporting processes, policies and practices of the Company. The committee is directly responsible for assisting the Board of Trustees in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of management’s internal audit function and internal control over financial reporting.

The Board of Trustees has appointed an audit committee consisting of Messrs. Brady, Druten, Brown, Olson and Newman . The committee members also meet the additional independence standards of Exchange Act Rule 10A-3. The Board of Trustees has determined that all members of the audit committee are “audit committee financial experts,” as defined by the Securities and Exchange Commission’s (the “SEC”) rules, by virtue of their experience and positions held as described elsewhere in this proxy statement. Mr. Newman serves as the Chairman of the audit committee. The committee met six times in 2010.

The primary responsibility of the audit committee is to assist the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s annual financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of management’s internal control over financial reporting and expressing an opinion on the effectiveness of its internal control over financial reporting.

The audit committee has sole authority to engage the independent registered public accounting firm to perform audit services (subject to shareholder ratification), audit-related services, tax services and permitted non-audit services and the authorization of the payment of fees therefor. The independent registered public accounting firm reports directly to the committee and is accountable to the committee.

The audit committee has adopted policies and procedures for the pre-approval of the performance of services by the independent registered public accounting firm on behalf of the Company. Those policies generally provide that:

•

the performance by the firm of any audit services, audit-related services, tax services or other permitted non-audit services, and the related fees, must be specifically pre-approved by the committee or, in the absence of one or more of the committee members, a designated member of the committee

•	pre-approvals must take into consideration, and be conducted in a manner that promotes, the effectiveness and independence of the firm

•	each particular service to be approved must be described in detail and be supported by detailed back-up documentation

The audit committee has engaged KPMG LLP as the Company’s independent registered public accounting firm to audit the 2011 consolidated financial statements and internal control over financial reporting for 2011, subject to shareholder ratification, and has engaged KPMG to perform specific tax return preparation and compliance, tax consulting and tax planning services during 2011. See “Ratification of Appointment of Independent Registered Public Accounting Firm.”

The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The members of the audit committee are not professionally engaged in the practice of accounting and, notwithstanding the designation of the audit committee members as “audit committee financial experts” pursuant to SEC rules, are not experts in the field of accounting or auditing, including auditor independence. Members of the audit committee rely without independent verification on the information provided to them and the representations made to them by management, and look to management to provide full and timely disclosure of all material facts affecting the Company. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting policies, appropriate internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations, appropriate disclosure controls and procedures, appropriate internal control over financial reporting, or an appropriate internal audit function, or that the Company’s reports and information provided under the Exchange Act are accurate and complete. Furthermore, the audit committee’s considerations and discussions referred to above and in its charter do not assure that the audit of the Company’s financial statements has been carried out in accordance with Public Company Accounting Oversight Board rules, that the financial statements are free of material misstatement or presented in accordance with generally accepted accounting principles, that there were no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting, that the Company’s independent registered public accounting firm is in fact “independent,” or that the matters required to be certified by the Company’s Chief Executive Officer and Chief Financial Officer in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q under the Sarbanes-Oxley Act and related SEC rules have been properly and accurately certified.

Nominating/Company Governance Committee. The Board of Trustees has appointed a nominating/company governance committee consisting of Messrs. Brady, Druten, Brown, Olson and Newman. The nominating/company governance committee evaluates and nominates candidates for election to the Board of Trustees and assists the Board in ensuring the effectiveness of our governance policies and practices. Candidates for nomination to the Board are evaluated and recommended on the basis of the value they would add to the Board in light of their integrity, diversity of experience, training and judgment, their financial literacy and sophistication and knowledge of corporate and real estate finance, their knowledge of the real estate and/or entertainment industry, their independence from Company management and other factors. The committee will consider nominations made by shareholders in compliance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below. The committee will use the same criteria to evaluate nominees recommended in good faith by shareholders as it uses to evaluate its own nominees, but may give greater weight to nominees recommended by holders of more than 5% of our outstanding common shares. Mr. Druten serves as Chairman of the nominating/company governance committee. The committee met one time in 2010.

Finance Committee. The Board of Trustees has appointed a finance committee consisting of Messrs. Brady, Druten, Brown, Olson and Newman. The primary purpose of the finance committee is to review the Company’s financial policies, strategies and capital structure and take such action and make such reports and recommendations to the Board of Trustees as it deems advisable. Mr. Brady serves as Chairman of the finance committee. The committee met four times in 2010.

Compensation Committee. The Board of Trustees has appointed a compensation committee consisting of Messrs. Brady, Druten, Brown, Olson and Newman. Under our Company Governance Guidelines, members of the compensation committee must meet the definition of “non-employee director” under SEC Rule 16b-3 and “outside director” under Section 162(m) of the Internal Revenue Code. The primary responsibilities of the compensation committee are to (1) review and approve Company goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on that evaluation, and (2) make recommendations to the Board regarding the compensation of the Company’s other executive officers and the independent trustees, as well as incentive compensation and equity-based plans that are subject to Board approval. The compensation committee may establish sub-committees consisting of one or more members to carry out duties that the compensation committee may assign. Mr. Olson serves as Chairman of the compensation committee. The committee met six times in 2010.

What is the role of compensation consultants in determining or recommending the amount or form of executive or trustee compensation?

To assist in carrying out its responsibilities, the compensation committee regularly consults with the committee’s outside compensation consultant. Under its charter, the compensation committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. During 2010, the compensation committee retained FPL Associates L.P. to advise the committee with respect to its review of compensation levels for executive officers and trustees. In this role, our compensation consultant performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and trustee compensation, particularly analyses of the Company’s executive and trustee compensation in comparison to the benchmark companies. Representatives of our compensation consultant spoke with the chairman of the compensation committee, as well as with management, in preparing for committee meetings, attended committee meetings and met in executive session with the compensation committee without the presence of management.

What is our policy regarding trustee attendance at annual meetings?

Our trustees are expected to attend each annual meeting of shareholders, although conflict situations can arise from time to time. All of our trustees attended the 2010 annual meeting.

Family relationships.

No family relationships exist between any of our trustees, nominees or executive officers.

What is the Board’s leadership structure and its role in risk oversight?

The Company believes that its Board is best characterized as independent. As noted above, a majority of the Board’s members are independent and unaffiliated, with our Chief Executive Officer being the only trustee who is also a member of management. Further, although not required by our governance documents, the Company has chosen to bifurcate the role of Chief Executive Officer and Chairman of the Board of Trustees. We believe that having an independent, non-executive Chairman of the Board represents an appropriate governance practice for the Company at this time. This structure creates a separation of the day-to-day administrative and strategic planning activities of management from the Board’s oversight function. This separation in turn diffuses decision-making power and fosters the need for better and more purposeful communication between management and the Board in order to achieve corporate goals that are aligned with shareholder interests.

As described in detail above, there are four committees of the Board of Trustees: the Audit Committee, the Nominating and Company Governance Committee, the Compensation Committee, and the Finance Committee.

The Board of Trustees and its committees play an important risk oversight role at the Company. The entire Board reviews and determines the Company’s overall business strategy, the management of its balance sheet, and each year’s annual budget. The Board also reviews all material acquisition, investment and disposition transactions entered into by the Company and its subsidiaries. The Audit Committee of the Board is specifically charged with reviewing the Company’s financial risk exposures. Further, the Company’s independent auditors report directly to the Audit Committee.

The administration of the Board’s risk oversight role does not have any direct effect on the Board’s leadership structure. However, we believe that the Board’s structure, its committees, and the experience and diverse backgrounds of our trustees all help to ensure the integrity of the Company’s risk management and oversight.

EXECUTIVE OFFICERS

Here are our executive officers and some brief information about their backgrounds.

David M. Brain, 56, is our President and Chief Executive Officer and a member of our Board. His background is described in “Election of Trustees.”

Gregory K. Silvers, 47, was appointed our Chief Operating Officer in 2006 and has served as our Vice President, Secretary and General Counsel since 1998 and as Chief Development Officer since 2001. From 1994 to 1998, he practiced with the law firm of Stinson Morrison Hecker LLP specializing in real estate law. Mr. Silvers received his JD in 1994 from the University of Kansas.

Mark A. Peterson, 47, was appointed our Chief Financial Officer and Treasurer in 2006 and has been a Vice President since 2004. From 1998 to 2004, Mr. Peterson was with American Italian Pasta Company (“AIPC”), a publicly traded manufacturing company, most recently serving as Vice President-Accounting and Finance. Mr. Peterson was Chief Financial Officer of JC Nichols Company, a real estate company headquartered in Kansas City, Missouri, from 1995 until its acquisition by Highwoods Properties, Inc. in 1998. Mr. Peterson is a CPA and received a BS in Accounting, with highest honors, from the University of Illinois in 1986.

AIPC was the subject of an investigation by the SEC. Based on discussions with the staff of the SEC, Mr. Peterson submitted an Offer of Settlement (the “Offer”) to the SEC with respect to his prior employment at AIPC. The subject matter of the SEC’s investigation and the Offer do not relate to Mr. Peterson’s service as Chief Financial Officer of the Company. Without admitting or denying any charges that may have been brought against him, Mr. Peterson offered to consent to a cease and desist order. Based upon the Offer, on September 15, 2008, the SEC issued an order (the “Order”) that Mr. Peterson cease and desist from causing any violations of certain of the SEC’s reporting requirements, and books and records and internal accounting controls provisions. The Order does not include any finding that Mr. Peterson was complicit in any fraudulent scheme that may have been committed by others at AIPC and no fine or penalty was assessed against Mr. Peterson.

Michael L. Hirons, 40, was appointed our Vice President-Finance in 2006. From 2004 to 2006 Mr. Hirons was a co-founder and principal with Preferred Finance Partners, Inc., a firm that provided corporate financial consulting services. From 2000 to 2004, Mr. Hirons was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Director of Strategic Business Unit Finance. Mr. Hirons is a CPA and received two bachelor’s degrees, with highest distinction, from the University of Kansas in 1993.

Morgan G. Earnest II, 55, is Chief Investment Officer of Entertainment Properties Trust. He was an Executive Vice-President of Capmark Financial Group, Inc. (“Capmark,” formerly GMAC Commercial Mortgage Corporation, or “GMACCM”) and was responsible for the co-management of Lending and Originations for both North America and Europe. Mr. Earnest ceased working for Capmark prior to joining the Company on May 14, 2009. On October 25, 2009, Capmark filed for bankruptcy. Previously, Mr. Earnest was responsible for the GMACCM’s Specialty Lending Groups, which consisted of the Healthcare, Hospitality and Construction Lending Divisions. Prior to joining GMACCM, Mr. Earnest was a principal of Lexington Mortgage Company which was acquired by GMACCM in March 1996. Mr. Earnest has an MBA from the Colgate Darden Graduate School of Business Administration, University of Virginia and is a graduate of Tulane University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation program for our principal executive officer, principal financial officer and three other executive officers (which we refer to collectively as our “Named Executive Officers”) is designed to attract and retain quality executives, motivating them to achieve and rewarding them for superior performance. Our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program (“Annual Incentive Program”) and long-term incentive plan (“Long-Term Incentive Plan”) payable primarily through equity grants, a substantial portion of which is considered at risk, and which are administered by the compensation committee of our Board of Trustees (the “Compensation Committee”). The Compensation Committee is responsible for establishing the underlying policies and principles for our compensation program, selecting from among our eligible executives the individuals to whom particular compensation awards will be granted and establishing the terms, conditions and amounts of those awards. No member of our Compensation Committee is eligible to participate in our executive compensation program, but each such member is compensated as a non-employee trustee of our Company as described under the caption “Election of Trustees – How are trustees compensated?”

Following the challenging real estate and capital markets of 2009, management’s key objectives in 2010 related less to growth and more to stability. In this regard, management accomplished the following milestones:

•	the migration of the Company from relying heavily upon secured debt to obtaining access to the unsecured debt markets, which included the following steps successfully completed in 2010:

•	the debut of its unsecured senior note issuance of $250 million with investment grade ratings from two credit rating agencies, and

•	establishing a new $320 million unsecured revolving credit facility at a significantly lower rate,

•	issued common shares in a $141 million public offering,

•	reduced the debt to gross assets ratio (total long-term debt to total assets, plus accumulated depreciation) from 39% at December 31, 2009 to 37% at December 31, 2010,

•	settled the litigation and other disputes with Louis Cappelli and his affiliates,

•	acquired the Toronto Dundas project, converting the Company’s position from mezzanine note holder to sole equity owner, and

•	provided significant total shareholder return for 2010.

Based on the Company’s overall financial and operational performance, as well as the individual performance of each of the executives, Annual Incentive Program bonuses ranged from 25% above target levels to 19% below target level and Long-Term Incentive Plan awards were each granted at target levels for each Named Executive Officer and were approved by the Compensation Committee in early 2011.

During the first quarter of 2010, equity awards in the form of stock options and restricted stock were granted to the Named Executive Officers taking into account 2009 Company performance on many of the same performance factors considered for 2008, each executive’s individual performance during 2009, as well as the level of equity grants received for 2008 performance. Based on the Compensation Committee’s assessment, the award values approved for the Named Executive Officers declined significantly from the awards made in the first quarter 2009 for 2008 performance. This was primarily a response to the Company’s financial performance during 2009.

During the first quarter of 2011, equity awards in the form of stock options and restricted stock were granted to the Named Executive Officers taking into account 2010 Company performance on many of the same performance factors considered for 2009, each executive’s individual performance during 2010, as well as the level of equity grants received for 2009 performance. Based on the Compensation Committee’s assessment, the award values approved for the Named Executive Officers increased significantly from the awards made in the first quarter 2010 for 2009 performance. This was primarily the result of the decrease in compensation levels in 2009 in response to the Company’s financial performance during 2009 and the Compensation Committee’s assessment of a significantly improved year in 2010.

The remainder of this Compensation Discussion and Analysis addresses the following topics in greater detail:

•	the philosophy and principles of our executive compensation program

•	our compensation setting process

•	the design and implementation of our compensation program, including:

•	the determination of base salary for our Named Executive Officers

•	the determination of annual bonuses under our Annual Incentive Program and the role of equity grants in that program

•	the determination of equity grants under our Long-Term Incentive Plan

•	the compensation of our President and Chief Executive Officer

•	the manner in which our Company addresses Internal Revenue Code limits on deductibility of compensation

Compensation philosophy and principles

Our Compensation Committee works with management and our Board of Trustees to ensure that our executive compensation program facilitates the attraction, retention and motivation of our executives to promote our Company’s business objectives. Underlying our compensation program is a compensation philosophy that seeks to:

•	create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation and other benefits

•	emphasize variable performance-based compensation

•	reward executives for performance on measures designed to increase shareholder value

•

use equity-based incentives, including nonvested restricted share awards and share options, to ensure that executives are focused on providing appropriate dividend levels and building shareholder value by aligning the executive’s interests with those of our shareholders

Elements of compensation provided to our Named Executive Officers include:

•	base salary

•	annual incentive awards

•	long-term equity incentive awards

•	perquisites and other personal benefits

•	severance benefits

•	stock ownership guidelines

We have adopted these various elements of compensation to attract and retain quality executives, to provide incentives to maximize certain quantitative performance measures and to align the interests of our executives with those of our shareholders, with the goal of maximizing shareholder value creation. Base salary, perquisites and other benefits are provided to compensate executives competitively relative to the market. Annual incentive awards are designed to primarily reward short-term operational and financial performance. Our Long-Term Incentive Plan awards are designed to encourage the creation of long-term shareholder value and reward long-term performance through a combination of equity grants in the form of non-vested restricted shares and share options, the values of which are primarily tied to the long-term value of the Company’s shares, along with a focus on the various performance factors used by the Compensation Committee which accentuate the creation of long-term shareholder value. Severance benefits are designed to provide stability during a potential change in control of our Company by encouraging executives to cooperate with a future process that may be supported by our board, without being distracted by the possibility of termination or demotion after the change in control.

Our Compensation Committee generally has attempted to set base salaries that approximate the medians provided by a peer group of companies for comparable positions and responsibilities, and to place a relatively higher emphasis on performance-based incentive compensation payable under our Annual Incentive Program and Long-Term Incentive Plan (discussed below under the caption “Compensation program design and implementation”).

Compensation setting process

Historically, our Compensation Committee meets at the beginning of each year to make decisions regarding our Named Executive Officers’ compensation. When making these decisions, our Compensation Committee considers the performance of our Company and of each Named Executive Officer, available industry-based compensation information and the actual compensation provided to each Named Executive Officer for each of the last three fiscal years. Based upon the review of this information, together with recommendations provided by our Chief Executive Officer, Mr. Brain, our Compensation Committee sets, for each of the Named Executive Officers, the base salary for the new fiscal year, determines the Annual Incentive Program awards for the most recently completed year and the level of long-term incentive awards under our 2007 equity incentive plan. In addition to the input of the Chief Executive Officer, other Named Executive Officers attend meetings of our Compensation Committee from time to time and provide historical and prospective breakdowns of primary compensation components for each executive officer, and additional context with respect to Company performance. Our Compensation Committee makes the final determinations on all elements of each Named Executive Officer’s compensation.

Our Compensation Committee attempts to provide base salary at competitive levels, based on its assessment of salary levels that are intended to appeal to talented executives, both prospective new hires and our existing executive team. Similarly, perquisites and other benefits are reviewed annually and provided on such terms as are considered by our Compensation Committee to be reasonable and appropriate relative to those provided for similarly situated executive talent.

Our Compensation Committee has not established fixed or formulaic performance targets with respect to incentive compensation under either our Annual Incentive Program or our Long-Term Incentive Plan. Our Compensation Committee believes that a more subjective approach provides it with the flexibility to address changing market conditions, while still permitting the Compensation Committee to consider our Company’s performance by annually reviewing the performance factors identified by the Compensation Committee early in each year. Our Compensation Committee determines incentive amounts based upon an assessment of a combination of the individual performance of the executive and the Company’s overall performance as evaluated in terms of a variety of goals and metrics, such as FFO and FFO as adjusted per share growth, total shareholder return, return on equity, return on invested capital, cash available for distribution, dividend growth and share performance as compared to our business plan, and other real estate investment trusts or “REIT” indices.

In determining and analyzing performance factors, our Compensation Committee utilized benchmarks provided by management and the Compensation Committee’s compensation consultant, which benchmarks include the following:

•

Company operations, including revenue, expense control, FFO and FFO as adjusted per share performance, access to capital, debt levels, vacancy levels and resolution, credit quality, acquisition levels, yields and internal rates of return, asset diversification, trading multiples, dividend yields and increases, executive peer evaluations and new initiatives suggested and implemented

•

Shareholder returns, including absolute returns and comparative returns, as compared with those of other REITs and other stock indices, and a subjective analysis of the relative risk taken by peer companies, provided that the Compensation Committee is strongly influenced by absolute total shareholder return

•

REIT compensation levels, including what peer companies are paying for comparable positions and responsibilities, the availability of employment alternatives for the executive officer, the executive officer’s value to our Company, the future prospects for the executive officer, the anticipated difficulty of replacing the executive officer and the executive officer’s performance relative to that in prior years

Our Compensation Committee determines performance bonuses awarded under our Annual Incentive Program as a percentage of annual base salary. Relevant performance factors are identified at the beginning of each year and are then reviewed at the beginning of the following year, at which time the actual bonus amount is determined. Similarly, awards under our Long-Term Incentive Plan are calculated as a multiple of annual base salary, with relevant performance factors being identified at the beginning of each year and then reviewed at the beginning of the following year, at which time the actual award under our Long-Term Incentive Plan is determined.

During 2009, our Compensation Committee retained FPL Associates L.P. to advise the Compensation Committee with respect to its review of compensation levels for our Named Executive Officers. Upon being retained, FPL Associates met with the Compensation Committee and management to reconsider the composition of the peer group used in the Compensation Committee’s analysis. The Compensation Committee took into consideration multiple factors in establishing the new peer group, including company size (measured by market capitalization, total capitalization and number of properties), similarity of investment structure and/or asset type. Based upon this process, the Compensation Committee established a new peer group consisting of:

• Acadia Realty Trust	• Lexington Realty Trust

• American Campus Communities, Inc.	• National Retail Properties, Inc.

• BioMed Realty Trust, Inc.	• Omega Healthcare Investors Inc.

• Caplease Inc.	• PS Business Parks, Inc.

• Cousins Properties Inc.	• Realty Income Corporation

• Equity One Inc.	• Washington Real Estate Investment Trust

• East Group Properties, Inc.

In late 2009, FPL Associates prepared a benchmarking analysis comparing our executive compensation practices to the compensation practices of the new peer group, using available compensation data for 2008. The benchmarking analysis prepared by FPL Associates included an assessment of base salaries, annual incentives and total annual cash compensation, long-term incentives and total direct compensation. This analysis was considered by the Compensation Committee in early 2010 when establishing bonuses awarded under the Annual Incentive Program and Long-Term Incentive Plan awards for 2009 and establishing base salaries for 2010.

In mid 2010, FPL Associates met with the Compensation Committee and management to reconsider the composition of the peer group used in the Compensation Committee’s analysis. The Compensation Committee requested FPL Associates to review the peer group, particularly in light of changes in the economic environment and its impact on the size, performance and comparability of the Company with the prior group and the desire to maintain a peer group in which the Company is near the median of the total capitalization. In this regard, the Compensation Committee also considered multiple criteria for inclusion in the new peer group, including: company size (measured by market capitalization, total capitalization and number of properties); focus on unique market segments or niches within the commercial real estate industry; diversified real estate portfolio across asset classes; and net-lease operations. Utilizing these criteria, FPL Associates identified a peer group of 12 comparable public REITs, in which the Company’s market value of common shares and total capitalization as of July 1, 2010 ranked at the 44th percentile and 55th percentile, respectively. Based upon this process, the Compensation Committee established a new peer group consisting of:

• American Campus Communities, Inc.	• Home Properties, Inc.

• BioMed Realty Trust, Inc.	• Lexington Realty Trust

• Brandywine Realty Trust	• National Retail Properties, Inc.

• Corporate Office Properties Trust	• Omega Healthcare Investors Inc.

• Equity One Inc.	• Realty Income Corporation

• Highwoods Properties, Inc.	• Washington Real Estate Investment Trust

In fall 2010, FPL Associates prepared a benchmarking analysis comparing our executive compensation practices to the compensation practices of the new peer group, using available compensation data for 2009. The benchmarking analysis prepared by FPL Associates included an assessment of base salaries, annual incentives and total annual cash compensation, long-term incentives and total direct compensation. FPL Associates also provided the Compensation Committee with an overview of the public REIT sector and private sector compensation programs for recent years. This analysis was considered by the Compensation Committee when establishing bonuses awarded under the Annual Incentive Program and Long-Term Incentive Plan awards. This analysis generally indicated that, consistent with our compensation philosophy, with respect to 2009 compensation for Named Executive Officers:

•	base salaries were generally in line with the median or the 75th percentile market practices for comparable positions and responsibilities within the peer group organizations

•

total annual cash compensation (base salary plus annual incentive awards) was generally below market levels reflecting the Compensation Committee’s determination to award bonuses between minimum and target levels for 2009 due primarily to the Company’s lower 2009 financial performance compared to 2008 levels

•

total long-term incentive compensation was also generally below market median due to the Compensation Committee’s determination to make awards valued far less than the 2008 awards due to the Company’s financial performance during 2009

•	total remuneration for 2009 ranked between the 25th percentile and median levels.

This information was considered by the Compensation Committee in connection with establishing base salaries for 2011, particularly to the extent salaries for individual Named Executive Officers appeared to deviate from comparable peer group positions. The Compensation Committee also factored in this information while considering awards under the Annual Incentive Program and Long-Term Incentive Plan to maintain an appropriate level of consistency with the peer group.

Compensation program design and implementation

Our Compensation Committee uses the elements of executive compensation described below to meet its compensation objectives for executive officers. The percentage of a Named Executive Officer’s total compensation that is comprised of each of the compensation elements is not specifically determined, but instead, is a result of the targeted competitive positioning for each element (i.e., at approximately the market medians for base salaries, and performance based Annual Incentive Program awards and Long-Term Incentive Plan awards that are competitive with those of our peer group). Typically, Long-Term Incentive Plan awards comprise a significant portion of a Named Executive Officer’s total compensation. This is consistent with our Compensation Committee’s desire to reward long-term performance in a way that is aligned with shareholders’ interests. The following table sets forth the amounts of, and the percentages of total compensation represented by, the three principal elements of compensation for each of the Named Executive Officers for 2010 (but does not include severance benefits, perquisites and other personal benefits):

	Base Salary		Annual Incentive Program		Long-Term Incentive Plan
	Amount	%	Amount	%	Amount	%
David M. Brain	$546,158	21.1	$680,000	26.2	$1,365,000	52.7
Gregory K. Silvers	394,748	25.0	395,000	25.0	790,000	50.0
Mark A. Peterson	309,000	25.0	309,000	25.0	620,000	50.0
Morgan G. Earnest II	370,800	27.4	240,000	17.7	742,000	54.9
Michael L. Hirons	206,000	33.3	155,000	25.0	258,000	41.7

Base Salary. Base salary is established at a level intended to approximate the median of base salaries provided by a peer group of companies for comparable positions and responsibilities. Setting base salaries at this level is intended to allow us to emphasize performance-based incentive compensation payable under our Annual Incentive Program and Long-Term Incentive Plan. For 2010, the Compensation Committee reviewed peer group data and determined base salary increases of 3% were appropriate for each Named Executive Officer. For 2011, the Compensation Committee determined that an appropriate increase of base salaries for Named Executive Officers should approximate 3%, but recognized that some adjustments within the group would be appropriate. Specifically, the Compensation Committee believed that Mr. Hirons’ significant responsibilities within the small group of executives made comparable benchmarking analysis difficult and understated his value to the Company. With the advice of Mr. Brain, the Compensation Committee provided Mr. Hirons with a greater percentage increase (11.7%) while holding the aggregate percentage increase in base salary compensation to Named Executive Officers to 3.3%.

Annual Incentive Program. Our Compensation Committee determines annual incentive amounts based upon an assessment of a combination of the individual performance of the executive and the Company’s overall performance as evaluated in terms of a variety of goals and metrics. Our Compensation Committee has identified several performance factors that it considers in its determination of performance bonuses under our Annual Incentive Program, but did not set specific performance goals for these metrics. In establishing performance factors, our Compensation Committee strives to ensure that: incentives are aligned with the strategic goals set by our board; targets are sufficiently ambitious so as to provide a meaningful incentive; and bonus payments will be consistent with the overall compensation program established by our Compensation Committee.

At the beginning of 2010, our Compensation Committee identified three primary quantitative performance factors it would consider when making incentive payout decisions:

•	FFO and FFO as adjusted per share growth

•	Return on invested capital or “ROIC”

•	Return on average common equity or “ROACE”

Our Board of Trustees tracks FFO and FFO as adjusted per share growth on a regular basis, and, like many other REITs, considers FFO as adjusted per share growth to be the most important measure of Company performance. The National Association of Real Estate Investment Trusts developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies.

ROIC and ROACE also are considered by our Compensation Committee as important factors for Company performance that, together with FFO and FFO as adjusted per share growth, provide a balanced quantitative approach to the analysis. ROIC and ROACE are measures that gauge our effective use of capital and deployment of assets.

Our Compensation Committee has also considered each year a variety of other factors, some of which are more qualitative in nature, to determine the performance bonuses that will be awarded pursuant to our Annual Incentive Program. Included in the factors the Compensation Committee intends to consider when exercising this discretion is their evaluation of the individual performance of each Named Executive Officer and overall Company performance, including the evaluation of performance factors such as capital formation, debt ratios, expense management, total shareholder returns and dividend rates. After the conclusion of each fiscal year, our Compensation Committee considers the performance of our Company and each Named Executive Officer, the achievement of these performance factors and the recommendations of our Chief Executive Officer and makes a subjective determination as to the amount of any performance bonuses that are awarded.

In late 2010 and early 2011, our Compensation Committee reviewed our Company’s performance and the factors that the Compensation Committee articulated in early 2010, and considered the recommendations the Chief Executive Officer provided to our Compensation Committee for bonuses under our Annual Incentive Program, based on the Company’s overall performance as measured against our Company’s stated performance factors for 2010 and individual performance for each executive. Our Compensation Committee’s evaluation of the individual performance of executive officers is a qualitative approach based upon subjective factors. The Compensation Committee viewed the personal performance of each of the executive officers favorably, generally supported by our Company’s success with maintaining a strong liquidity position and deleveraging our balance sheet during a broad economic downturn.

Mr. Brain’s favorable performance evaluation reflects his overall management of, and critical involvement in, navigating this challenging economic environment and accomplishing the goals of the Company for 2010, including his leadership in connection with the Company’s migration to the unsecured debt markets and balance sheet improvements, resolution of the Cappelli litigation and disputes and the acquisition of the Toronto Dundas project. Taking into account these individual performance considerations, together with the performance of the Company generally, the Compensation Committee established bonuses under the Annual Incentive Program for Mr. Brain above his target level. Similarly, Mr. Silvers’ favorable performance evaluation reflected his leadership in the implementation of these important milestones, particularly with respect to the Cappelli matters and the acquisition of Toronto Dundas project. Mr. Peterson and Mr. Hirons also received favorable performance evaluations, strongly influenced by their respective leadership roles implementing the unsecured debt strategy, including the senior note offering and the unsecured revolving credit facility. Mr. Earnest also received favorable performance evaluations, reflecting his critical involvement in our Company’s investment activity during challenging times, but the Compensation Committee determined to set his award under the Annual Incentive Program below target due to the slower transaction volume in public charter schools than the Company expected and for which he is primarily responsible. Because this is considered a short term performance criteria, the Compensation Committee did not apply this rationale to the setting of Mr. Earnest’s award under the Long-Term Incentive Plan.

Our Compensation Committee focused on growth in FFO and FFO as adjusted per share, ROIC, ROACE and total shareholder return metrics based on actual results for 2010 for the Company. The Compensation Committee also reviewed available peer group performance data provided by our compensation consultant, which was primarily based on 2009 reported financial results.

Our Compensation Committee established for 2010 a minimum, target and maximum level of performance bonus percentages that may be paid to each Named Executive Officer under our Annual Incentive Program. The minimum, the target and the maximum stated opportunities are shown below, are subject to the discretion of the Compensation Committee:

	Minimum	Target	Maximum
David M. Brain	50%	100%	200%
Gregory K. Silvers	40%	80%	160%
Mark A. Peterson	40%	80%	160%
Morgan G. Earnest II	40%	80%	160%
Michael L. Hirons	30%	60%	120%

Based upon our Compensation Committee’s evaluation of individual performance and the primary performance factors it articulated for 2010 (discussed above), the Compensation Committee established bonuses under our Annual Incentive Program at approximately 125% of target levels established for 2010 for Messrs. Brain, Silvers, Peterson and Hirons and approximately 80% of Target levels for Mr. Earnest. As a result, on January 14, 2011, our Compensation Committee approved the following bonuses under our Annual Incentive Program for our Named Executive Officers for 2010:

	Percent of Base Salary	Amount
David M. Brain	125%	$680,000
Gregory K. Silvers	100%	395,000
Mark A. Peterson	100%	309,000
Morgan G. Earnest II	65%	240,000
Michael L. Hirons	75%	155,000

Performance bonuses awarded under our Annual Incentive Program are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of the executive. Our Compensation Committee believes that allowing executives to receive all, or a portion of their annual incentive in the form of nonvested restricted common shares provides an additional opportunity to increase their ownership levels in the Company and aligns executives’ long-term interests with our shareholders’ interests in value creation. For 2010, executives electing to receive nonvested restricted common shares as payment of their annual incentive received an award having a value equal to 150% of the cash amount they otherwise would have received. For 2010, each of the Named Executive Officers elected to receive 100% of his performance bonus in the form of nonvested restricted common shares. Nonvested restricted common shares issued as payment of annual incentive awards vest at the rate of 33 1/3 % per year during a three-year period. For purposes of determining the total number of nonvested restricted shares awarded under our Annual Incentive Program, nonvested restricted shares were valued using a volume weighted average price based on the 15 trading days prior to and after December 31, 2010 ($46.01).

Long-Term Incentive Plan. Our Compensation Committee may award incentive compensation to our executive officers pursuant to our Long-Term Incentive Plan. Our Compensation Committee’s practice is to award long-term incentives annually, with 75% of the value granted in the form of nonvested restricted common shares and the remaining 25% granted in the form of either share options or payment of the difference between the annual premium payable by our Company on term life insurance for the benefit of the executive and the annual premium for the same amount of whole life insurance for that executive plus related income tax (the “Life Insurance Benefit”), or a combination of options and the Life Insurance Benefit, at the election of the executive. However, executives may elect to receive 60% of their annual award in the form of restricted shares and the remaining 40% in the form of share options, the Life Insurance Benefit or a combination of options and the Life Insurance Benefit. Our Compensation Committee believes that providing a portion of the award in the form of share options aligns executive and shareholder interests as stock options only increase in value when the share price increases. In addition, offering nonvested restricted shares, which retain value during difficult business climates, enhances our ability to retain the Named Executive Officers. Nonvested restricted common shares and share options issued as payment of Long-Term Incentive Plan awards vest at the rate of 25% per year during a four-year period.

Awards under our Long-Term Incentive Plan are made in the first quarter of each fiscal year, at the same time as bonuses under our Annual Incentive Program are determined. For 2010 awards, our Compensation Committee determined to grant long-term incentive awards based on an approach similar to that used with our Annual Incentive Program, considering the same performance factors, however with the discretion to emphasize the performance factors and any other relevant factors differently to enhance the long-term incentives intended to be promoted by the Long-Term Incentive Plan. The Named Executive Officers had the opportunity to realize awards (stated as a multiple of annual base salary) under our Long-Term Incentive Plan in 2010, which the Compensation Committee has targeted to be between the minimum and the maximum stated below, subject to the discretion of the Compensation Committee:

	Minimum	Target	Maximum
David M. Brain	1.25	2.50	5.00
Gregory K. Silvers	1.00	2.00	4.00
Mark A. Peterson	1.00	2.00	4.00
Morgan G. Earnest II	1.00	2.00	4.00
Michael L. Hirons	.625	1.25	2.50

Based upon our Compensation Committee’s evaluation of individual performance and the primary performance factors it articulated for 2010 (discussed above), the Compensation Committee made awards under the Long-Term Incentive Plan to executive officers of our Company at the target levels established for 2010. Accordingly, our Compensation Committee made the following awards under our Long-Term Incentive Plan to the executive officers of our Company in January 2011 based on 2010 performance:

	Multiple of Base Salary	Total Value of Award	Restricted Shares Awarded (1)	Options Awarded (2)	Insurance Premium and Tax Benefit
David M. Brain	2.50	$1,365,000	22,154	14,867	$204,470
Gregory K. Silvers	2.00	790,000	12,822	9,410	110,924
Mark A. Peterson	2.00	620,000	10,063	8,208	79,491
Morgan G. Earnest II	2.00	742,000	12,043	10,114	92,453
Michael L. Hirons	1.25	258,000	4,187	1,762	48,291

(1)	For purposes of determining the total number of nonvested restricted shares awarded under our Long-Term Incentive Plan, nonvested restricted shares were valued on January 14, 2011, the date the award was granted, using a volume weighted average price based on the last 30 trading days prior to January 14, 2011 ($46.21).
(2)	For purposes of determining the number of options awarded under our Long-Term Incentive Plan, each option to purchase a common share is given the value determined based upon a Black-Scholes value of $9.20 determined (in a manner consistent with the methodology used with respect to in its financial statements prepared for the most recently completed fiscal year) on January 14, 2011, the date the award was granted, using a volume weighted average price based on the last 30 trading days prior to January 14, 2011 and the exercise price of the option is the closing price of our Company’s common shares on the New York Stock Exchange on the date the award was granted ($45.73).

Perquisites and Other Personal Benefits. Our Company offers the following personal benefits and perquisites to the Named Executive Officers:

•	Vehicles. We have acquired vehicles that the Named Executive Officers are entitled to use. Each of those Named Executive Officers is taxed for personal use of the vehicles.

•

Life Insurance. Under our Company’s insurance benefit plan, our Company pays the premium for term life insurance for the benefit of each Named Executive Officer. At the election of each Named Executive Officer, a portion of each award under our Long-Term Incentive Plan may be used for the payment of the difference between the annual premium payable by our Company on such term life insurance and the annual premium for the same amount of whole life insurance for that executive plus related income tax.

•

Employment Agreements and Severance Benefits. Each of our Named Executive Officers have entered into employment agreements with the Company. The employment agreements include severance benefits for the Named Executive Officers. These agreements were designed to:

•	preserve our ability to compete for executive talent; and

•

provide stability during a potential change in control by encouraging executives to cooperate with a future process that may be supported by the board, without being distracted by the possibility of termination or demotion after the change in control.

Under the employment agreements, severance benefits are triggered in the event of death, termination due to disability, termination by our Company without cause, or termination by the executive for good reason. The definitions of “cause” and “good reason” are provided below in “Potential Payments Upon Change in Control.” The severance benefits consist of:

•

the sum of the executive’s base salary in effect on the date of termination, the value of the annual incentive bonus under our Annual Incentive Program for the most recently completed year, and the value of the most recent long-term incentive award made under our Long-Term Incentive Plan, times a severance multiple (which is three for Messrs. Brain, Silvers, Earnest and Peterson, and two for Mr. Hirons),

•	continuation of certain health plan benefits for a period of years equal to the severance multiple, and

•	vesting of all unvested equity awards.

How was the Company’s President and Chief Executive Officer compensated?

Our Company’s President and Chief Executive Officer, David M. Brain, was compensated in 2010 pursuant to an employment agreement entered into in 2007. In late 2010, our Compensation Committee conducted a formal evaluation of Mr. Brain and interviewed him regarding his performance and the performance of our Company generally. In establishing Mr. Brain’s compensation, our Compensation Committee took into account the compensation of similar officers of REITs with comparable market capitalizations. Mr. Brain’s compensation also reflects his overall management of and critical involvement with this historically challenging economic environment. Based on his favorable individual performance evaluation and the financial performance of the Company in 2010, the Compensation Committee established bonuses under the Annual Incentive Program above the target level and awards under the Long-Term Incentive Plan for Mr. Brain at his target level.

Mr. Brain received a base salary of $546,158 in 2010 and a bonus under our Annual Incentive Program of $680,000 for 2010. The incentive award paid to Mr. Brain was based on our Company’s review of the various factors described above, as well as an evaluation of Mr. Brain’s personal performance during 2010. Mr. Brain elected to take payment of the bonus in the form of nonvested restricted common shares valued at 150% of the bonus. An award under our Long-Term Incentive Plan was made of $1,365,000 in 2011, payable as described above. Based upon its review of the various factors described above, the Compensation Committee believes Mr. Brain’s compensation is reasonable and not excessive.

Share ownership guidelines

In 2008, the Compensation Committee adopted share ownership guidelines applicable to the Named Executive Officers and trustees of the Company. Prior to September 10, 2012, each of the Named Executive Officers and trustees are required to have acquired common shares or restricted share units having a market value in excess of the following:

•	Trustees, four times their current basic retainer,

•	CEO, five times his current base salary,

•	Chief Operating Officer and Chief Financial Officer, three times their respective current base salaries, and

•	Each other Named Executive Officer, one times current base salary of such officer.

How is the Company addressing Internal Revenue Code limits on deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to our Company’s Chief Executive Officer and the four other most highly compensated executive officers. The statute exempts qualifying performance-based compensation from the deduction limit if stated requirements are met. Our Compensation Committee and our Board of Trustees reserve the authority to award non-deductible compensation in circumstances they consider appropriate.

Summary Compensation Table

The following table contains information on the compensation earned by our Chief Executive Officer and Chief Financial Officer and each of our other most highly compensated executive officers whose compensation exceeded $100,000 in 2010.

Name and Principal Position	Year	Salary	Bonus (1)	Share Awards (2)(3)	Option Awards (3)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation (4)	Total
David M. Brain,	2010	$546,158	$680,000	$1,346,891	$136,776	$—	$—	$229,832	$2,939,657
President and Chief Executive Officer	2009	530,250	400,000	916,708	17,616	—	—	227,875	2,092,449
	2008	530,250	1,060,500	550,909	357,535	—	—	21,330	2,520,524

Gregory K. Silvers,	2010	394,748	395,000	780,261	86,572	—	—	141,058	1,797,639
Vice President, Chief Operating Officer, Secretary and General Counsel	2009	383,250	287,500	610,889	34,476	—	—	139,417	1,455,532
	2008	383,250	613,250	367,327	156,566	—	—	139,120	1,659,513

Mark A. Peterson,	2010	309,000	309,000	611,865	75,514	—	—	106,301	1,411,680
Vice President, Chief Financial Officer and Treasurer	2009	300,000	210,000	469,650	34,397	—	—	106,544	1,120,591
	2008	288,750	433,250	265,355	172,215	—	—	23,839	1,183,409

Michael L. Hirons,	2010	206,000	155,000	267,545	16,210	—	—	76,592	721,347
Vice President – Finance	2009	200,000	100,000	212,478	1,783	—	—	81,119	595,380
	2008	183,750	200,000	105,589	68,527	—	—	30,845	588,711

Morgan G. Earnest II,	2010	370,800	240,000	668,518	93,049	—	—	108,953	1,481,320
Chief Investment Officer (5)	2009	240,000	123,000	294,186	182,484	—	—	65,785	905,455

(1)	Performance bonuses are payable in cash, nonvested restricted common shares (valued at 150% of the cash bonus amount) or a combination of cash and nonvested restricted common shares, at the election of the executive. Nonvested restricted common shares issued as payment of annual incentive awards under the annual incentive program vest at the rate of 33 1/3% per year during a three-year period. Each of the executive officers elected to receive their performance bonuses in the form of nonvested restricted common shares.

(2)	The executive officers receive dividends on nonvested restricted common shares from the date of issuance at the same rate paid to other common shareholders.
(3)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 on Stock Compensation for 2008, 2009 and 2010, respectively.
(4)	Consists of personal use of company vehicles, the Company’s matching contributions under the Company’s 401(k) plan and amounts payable by the Company pursuant to the Company’s life insurance plan. See “Long-Term Incentive Plan.”
(5)	Mr. Earnest was hired as Chief Investment Officer effective May 14, 2009, and his annual salary for 2009 was $360,000 and he was granted 50,000 option awards with a grant date fair value of $174,000.

Grants of Plan-Based Awards

The following table provides information about grants of plan-based awards under equity incentive plans to the Named Executive Officers in 2010. These grants were made under the 2007 Equity Incentive Plan pursuant to the annual incentive program and the long-term incentive plan. Grants were in the form of nonvested restricted common share awards and common share options.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Shares Awards: Number of Shares or Units (1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2)	Grant date Fair Value of Stock and Option Awards
		Thres- hold	Target	Maxi- Mum	Thres- hold	Target	Maxi- mum
David M. Brain	02/17/10	—	—	—	—	—	—	—	2,450	$36.56	$7.19
	02/17/10	—	—	—	—	—	—	36,015	—	—	36.56

Mark A. Peterson	02/17/10	—	—	—	—	—	—	—	4,784	36.56	7.19
	02/17/10	—	—	—	—	—	—	18,590	—	—	36.56

Gregory K. Silvers	02/17/10	—	—	—	—	—	—	—	4,795	36.56	7.19
	02/17/10	—	—	—	—	—	—	24,573	—	—	36.56

Michael L. Hirons	02/17/10	—	—	—	—	—	—	—	248	36.56	7.19
	02/17/10	—	—	—	—	—	—	8,547	—	—	36.56

Morgan G. Earnest II	02/17/10	—	—	—	—	—	—	—	1,180	36.56	7.19
	02/17/10							11,411	—	—	36.56

(1)

The nonvested restricted common shares issued pursuant to the annual incentive program vest at the rate of 33 1/3% per year for three years, and the nonvested restricted common shares issued pursuant to the long-term incentive plan vest at the rate of 25% per year for four years.

(2)	The options vest at the rate of 25% per year for four years and are exercisable during a 10-year period.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding awards to the Named Executive Officers that have been granted but not vested or exercised as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
David M. Brain	63,967	—	—	22.90	4/9/2012	—	—	—	—
	165,638	—	—	24.86	3/11/2013	—	—	—	—
	40,400	—	—	39.80	3/30/2014	—	—	—	—
	48,551	—	—	42.01	11/16/2015	—	—	—	—
	39,316	9,828	—	42.46	1/1/2016	—	—	—	—
	27,327	18,216	—	65.50	1/1/2017	—	—	—	—
	12,283	18,423	—	47.20	1/1/2018	—	—	—	—
	35,190	105,572	—	18.18	1/1/2019	—	—	—	—
	—	2,450	—	36.56	1/1/2020	—	—	—	—
	—	—	—	—	—	4,903	226,764	—	—
	—	—	—	—	—	7,099	328,329	—	—
	—	—	—	—	—	17,518	810,208	—	—
	—	—	—	—	—	22,727	1,051,124	—	—
	—	—	—	—	—	18,926	875,328	—	—
	—	—	—	—	—	8,000	370,000	—	—
	—	—	—	—	—	6,454	298,498	—	—
	—	—	—	—	—	38,634	1,786,823	—	—
	—	—	—	—	—	17,089	790,366	—	—

TOTAL	432,672	154,489	—			141,350	6,537,440	—	—

Mark A. Peterson	4,000	—	—	33.58	6/14/2014	—	—	—	—
	2,167	—	—	42.01	11/16/2015	—	—	—	—
	146	73	—	42.46	1/1/2016	—	—	—	—
	5,883	3,920	—	65.50	1/1/2017	—	—	—	—
	3,794	5,688	—	47.20	1/1/2018	—	—	—	—
	—	50,850	—	18.18	1/1/2019	—	—	—	—
	—	4,784	—	36.56	1/1/2020	—	—	—	—
	—	—	—	—	—	839	38,804	—	—
	—	—	—	—	—	2,404	111,185	—	—
	—	—	—	—	—	5,898	272,783	—	—
	—	—	—	—	—	10,947	506,299	—	—
	—	—	—	—	—	9,618	444,833	—	—
	—	—	—	—	—	4,000	185,000	—	—
	—	—	—	—	—	2,929	135,466	—	—
	—	—	—	—	—	15,783	729,964	—	—
	—	—	—	—	—	8,972	414,955	—	—

TOTAL	15,990	65,315	—			61,390	2,839,289	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Gregory K. Silvers	3,166	—	—	39.80	3/30/2014	—	—	—	—
	11,753	—	—	42.01	11/16/2015	—	—	—	—
	4,366	2,182	—	42.46	1/1/2016	—	—	—	—
	13,092	8,728	—	65.50	1/1/2017	—	—	—	—
	9,238	13,854	—	47.20	1/1/2018	—	—	—	—
	—	46,230	—	18.18	1/1/2019	—	—	—	—
	—	4,795	—	36.56	1/1/2020	—	—	—	—
	—	—	—	—	—	2,223	102,814	—	—
	—	—	—	—	—	4,125	190,781	—	—
	—	—	—	—	—	11,202	518,093	—	—
	—	—	—	—	—	15,153	700,826	—	—
	—	—	—	—	—	12,290	568,413	—	—
	—	—	—	—	—	12,000	555,000	—	—
	—	—	—	—	—	3,887	179,774	—	—
	—	—	—	—	—	22,340	1,033,225	—	—
	—	—	—	—	—	12,283	568,089	—	—

TOTAL	41,615	75,789	—			95,503	4,417,015	—	—

Michael L. Hirons	7,068	3,000	—	40.55	5/1/2016	—	—	—	—
	330	492	—	47.20	1/1/2018	—	—	—	—
	—	20,234	—	18.18	1/1/2019	—	—	—	—
	—	248	—	36.56	1/1/2020	—	—	—	—
	—	—	—	—	—	498	23,033	—	—
	—	—	—	—	—	1,596	73,815	—	—
	—	—	—	—	—	4,356	201,465	—	—
	—	—	—	—	—	4,275	197,719	—	—
	—	—	—	—	—	1,610	74,463	—	—
	—	—	—	—	—	7,286	336,978	—	—
	—	—	—	—	—	4,272	197,580	—	—

TOTAL	7,398	23,974	—			23,893	1,105,053	—	—

Morgan G. Earnest II	15,000	—	—	32.50	5/12/2014	—	—	—	—
	5,000	—	—	43.75	5/11/2015	—	—	—	—
	5,000	—	—	41.16	5/9/2016	—	—	—	—
	2,500	—	—	61.53	5/9/2017	—	—	—	—
	2,500	—	—	52.72	5/8/2017	—	—	—	—
	12,500	37,500	—	19.41	5/19/2019	—	—	—	—
	—	1,180	—	36.56	1/1/2020	—	—	—	—
	—	—	—	—	—	6,156	284,715	—	—
	—	—	—	—	—	5,255	243,044	—	—

TOTAL	42,500	38,680	—			11,411	527,759	—	—

Option Exercises and Stock Vested

The following table provides information regarding option exercises by our Named Executive Officers and restricted shares held by our Named Executive Officers which vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
David M. Brain	90,463	$2,252,119	59,453	$2,096,907
Mark A. Peterson	16,951	352,920	22,206	783,206
Gregory K. Silvers	15,410	320,836	37,811	1,333,594
Michael L. Hirons	6,745	140,296	8,112	286,110
Morgan G. Earnest II	3,333	43,462	—	—

Potential Payments Upon Termination or Change of Control

The following table provides information regarding potential payments upon termination of our Named Executive Officers or a change of control. These payments are provided for in the employment agreements the Company has entered into with each Named Executive Officer, which have been previously filed with the SEC and which are described below.

					Before Change in Control	After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason
David M. Brain	Cash Severance	$—	$7,354,974	$7,354,974	$7,354,974	$—	$7,354,974
	Health Benefits
	Continuation (1)	—	47,489	47,489	47,489	—	47,489
	Accelerated Vesting of Options (2)	—	3,024,395	3,024,395	3,024,395	3,024,395	3,024,395
	Accelerated Vesting of Restricted Stock (2)	—	6,537,438	6,537,438	6,537,438	6,537,438	6,537,438
	Excise Tax Gross-up	—	—	—	—	—	—

Mark A. Peterson	Cash Severance	—	3,667,500	3,667,500	3,667,500	—	3,667,500
	Health Benefits
	Continuation (1)	—	41,582	41,582	41,582	—	41,582
	Accelerated Vesting of Options (2)	—	1,473,993	1,473,993	1,473,993	1,473,993	1,473,993
	Accelerated Vesting of Restricted Stock (2)	—	2,839,288	2,839,288	2,839,288	2,839,288	2,839,288
	Excise Tax Gross-up	—	—	—	—	—	876,432

Gregory K. Silvers	Cash Severance	—	4,686,744	4,686,744	4,686,744	—	4,686,744
	Health Benefits
	Continuation (1)	—	42,821	42,821	42,821	—	42,821
	Accelerated Vesting of Options (2)	—	1,352,409	1,352,409	1,352,409	1,352,409	1,352,409
	Accelerated Vesting of Restricted Stock (2)	—	4,416,968	4,416,968	4,416,968	4,416,968	4,416,968
	Excise Tax Gross-up	—	—	—	—	—	—

					Before Change in Control	After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason
Michael L. Hirons	Cash Severance	—	1,277,000	1,277,000	1,277,000	—	1,277,000
	Health Benefits
	Continuation (1)	—	25,846	25,846	25,846	—	25,846
	Accelerated Vesting of Options (2)	—	587,472	587,472	587,472	587,472	587,472
	Accelerated Vesting of
	Restricted Stock (2)	—	1,105,051	1,105,051	1,105,051	1,105,051	1,105,051
	Excise Tax Gross-up	—	—	—	—	—	305,312

Morgan G. Earnest II	Cash Severance	—	3,056,400	3,056,400	3,056,400	—	3,056,400
	Health Benefits
	Continuation (1)	—	48,375	48,375	48,375	—	48,3785
	Accelerated Vesting of Options (2)	—	1,017,934	1,017,934	1,017,934	1,017,934	1,017,934
	Accelerated Vesting of Restricted Stock (2)	—	527,759	527,759	527,759	527,759	527,759
	Excise Tax Gross-up	—	—	—	—	—	754,517

(1)	Represents present value of benefits continuation assuming 0.38% discount rate.
(2)	Based on year-end common share price of $46.25.

Employment Agreements

On February 28, 2007, we entered into employment agreements with our Named Executive Officers: David M. Brain, Gregory K. Silvers, Mark A. Peterson and Michael L. Hirons. Effective May 14, 2009, we entered into an employment agreement with Morgan G. Earnest II. The compensation committee of the Board of Trustees initiated this process to address its concerns that the existing employment agreements lacked consistency among executives. The new agreements replaced prior employment agreements between us and these executives.

1. Each of the employment agreements has a three year term, with automatic one-year extensions on each anniversary date. The employment agreements generally provide for:

2. An original annual base salary of $505,000 for Mr. Brain, $365,000 for Mr. Silvers, $360,000 for Mr. Earnest, $275,000 for Mr. Peterson, and $175,000 for Mr. Hirons, subject to any increases awarded by the compensation committee. These amounts correspond to the 2007 base salaries approved for Messrs. Brain, Silvers, Peterson and Hirons by the compensation committee and the 2009 base salary approved for Mr. Earnest by the compensation committee;

3. An annual incentive bonus in an amount established by the compensation committee pursuant to our annual incentive program; and

4. A long-term incentive award pursuant to our long-term incentive plan in an amount established by the compensation committee.

Severance benefits triggered in the event of death, termination due to disability, termination by the Company without cause, or termination by the executive for good reason. The severance benefits consist of:

•

a payment following the triggering event of the sum of the executive’s base salary in effect on the date of termination, the value of the annual incentive bonus under the annual incentive program for the most recently completed year, and the value of the most recent long-term incentive award made under our long-term incentive plan, multiplied by a severance multiple (which is three for Messrs. Brain, Silvers, Earnest and Peterson and two for Mr. Hirons),

•	continuation of certain health plan benefits for a period of years equal to the severance multiple, and

•	vesting of all unvested equity awards.

Good reason is defined in the employment agreements as a good faith determination by the employee within 30 days after the Company’s receipt of written notice that one of the following events constitutes good reason:

•

the assignment of duties materially and adversely inconsistent with the executive’s position under the agreement or a material reduction in the executive’s office, status, position, title or responsibilities not agreed to by the executive,

•

any material reduction in the executive’s base compensation or eligibility under the annual incentive program, eligibility for long-term incentive awards under the long-term incentive plan, or eligibility under employee benefit plans which is not agreed to by the executive, or after the occurrence of a change in control, a diminution of the executive’s target opportunity under the annual incentive program, the long-term incentive plan or any successor plan, or a failure to evaluate executive’s performance relative to the target opportunity based upon the same metrics as peer management at the surviving or acquiring company,

•

a material breach of the employment agreement by the Company, its successors or assigns, including any failure to pay executive on a timely basis any amounts to which he is entitled under the agreement, or

•

any requirement that the executive be based at an office outside of a 35-mile radius of the current offices of the Company or, in Mr. Earnest’s case, any requirement that Mr. Earnest be based at an office outside of a 35-mile radius of Mr. Earnest’s principal residence as of May 14, 2009.

Under the employment agreements, a change of control is deemed to have occurred if:

•

incumbent trustees (defined as the trustees of the Company on the effective date of the agreement, plus trustees who are subsequently elected or nominated with the approval of two-thirds of the incumbent trustees then on the Board) cease for any reason to constitute a majority of the Board,

•

any person becomes the beneficial owner of 25% or more of our voting securities, other than an acquisition by an underwriter in an offering of shares by the Company, or a transaction in which 50% of the voting securities of the surviving corporation is represented by the holders of our voting securities prior to the transaction, no person is the beneficial owner of 25% of the surviving corporation, and at least a majority of the directors of the surviving corporation were incumbent trustees of the Company (a “non-qualifying transaction”), or upon the acquisition of shares directly from the Company in a transaction approved by a majority of the incumbent trustees,

•

the shareholders approve a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a non-qualifying transaction,

•	the shareholders approve a complete plan of liquidation or dissolution of the Company,

•	the acquisition of control of the Company by any person, or

•

any transaction or series of transactions resulting in the Company being “closely held” within the meaning of the REIT provisions of the Internal Revenue Code and with respect to which the Board has either waived or failed to enforce the “excess share” provisions of our amended and restated declaration of trust.

Under the employment agreements, cause is defined as and is limited to an affirmative determination by the Board that any of the following has occurred:

•

the employee’s willful and continued failure or refusal to perform his duties with the Company (other than as a result of his disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Board within 30 days after such employee’s receipt of written notice from the Board specifying the nature of such failure or refusal, or

•

the willful engagement by the employee in misconduct which is materially and demonstrably injurious to the Company. Under the Employment Agreements, no act or failure to act shall be considered “willful” unless done or omitted in bad faith and without reasonable belief that the act or omission was in the best interests of the Company.

Compensation committee interlocks and insider participation

The members of the Company’s compensation committee are Barrett Brady, Robert J. Druten, Jack A. Newman, Jr., Peter C. Brown and James A. Olson. No member of the compensation committee is or has been at any time an officer or employee of the Company or any of its subsidiaries. No member of the compensation committee had any contractual or other relationship with the Company during 2010. No executive officer of the Company serves or has served as a director or as a member of the compensation committee of any entity of which any member of the Company’s compensation committee or any independent trustee serves as an executive officer.

As we have previously reported, Morgan G. Earnest II, who served on our compensation committee through the 2009 annual meeting, was an Executive Vice President of Capmark Financial Group, Inc., whose Canadian affiliate, GMAC Commercial Mortgage of Canada, provided U.S. $97 million in mortgage financing in 2004 secured by our Canadian properties. The Canadian loan meets the conditions for institutions providing non-advisory financial services to the Company described in “Who are our independent trustees and how was that determined?”. Mr. Earnest received no direct or indirect compensation from any party in connection with the loan. The loan was approved by our independent trustees other than Mr. Earnest. The independent trustees other than Mr. Earnest have determined that the loan does not constitute a material relationship between Mr. Earnest and the Company and that Mr. Earnest was thus independent and qualified to serve as an independent trustee and a member of the audit, nominating/company governance and compensation committees.

EQUITY COMPENSATION PLAN INFORMATION

The Equity Compensation Plan table provides information as of December 31, 2010 with respect to common shares that may be issued under our existing 2007 Equity Incentive Plan, which replaced our Share Incentive Plan during 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders (1)	1,071,096	$32.00	893,746
Equity compensation plans not approved by security holders	—	—	—
Total	1,071,096	$32.00	893,746

(1)	All nonvested restricted common shares and options that were awarded prior to or concurrent with our 2007 annual meeting of shareholders were awarded under the Share Incentive Plan (which was replaced by the 2007 Equity Incentive Plan following the 2007 annual meeting of shareholders). The Share Incentive Plan did not, and the 2007 Equity Incentive Plan does not, separately quantify the number of options or number of nonvested restricted shares which may be awarded under such plan.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board of Trustees has reviewed and discussed the information provided in “Compensation Discussion and Analysis” with management and, based on the review and discussions, the compensation committee recommended to the Board of Trustees that the “Compensation Discussion and Analysis” be included in this proxy statement.

By the compensation committee:

Barrett Brady

Peter C. Brown

Robert J. Druten

Jack A. Newman, Jr.

James A. Olson

This compensation committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the audit committee reviewed the Company’s 2010 audited financial statements with management and the independent registered public accounting firm. The committee discussed with the firm the matters required to be discussed in Statement of Auditing Standards No. 61, as amended, supplemented or superseded (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T and the rules of the SEC and NYSE. This included a discussion of the firm’s judgments regarding the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the committee under the rules of the NYSE and the PCAOB. In addition, the committee received from the firm the written disclosures and letter required from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from management and the Company.

The committee discussed with management and the firm the overall scope and plans for the audit of the financial statements. The committee meets periodically with management and the independent registered public accounting firm to discuss the results of their audits, the Company’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the Company’s financial reporting.

The audit committee discussed with management and the independent registered public accounting firm the critical accounting policies of the Company, the impact of those policies on the 2010 financial statements, the impact of known trends, uncertainties, commitments and contingencies on the application of those policies, and the probable impact on the 2010 financial statements if different accounting policies had been applied.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Trustees, and the Board approved, that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the audit committee:

Barrett Brady

Peter C. Brown

Robert J. Druten

Jack A. Newman, Jr.

James A. Olson

This audit committee report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

TRANSACTIONS BETWEEN THE COMPANY AND

TRUSTEES, OFFICERS OR THEIR AFFILIATES

Pursuant to their 2000 employment agreements, Messrs. Brain and Silvers were indebted to the Company in the principal amounts of $1,470,645 and $281,250, respectively, for the purchase of 80,000 and 20,000 common shares, respectively. Each loan was represented by a 10-year recourse note with principal and interest at 6.24% per annum payable at maturity. The employment agreements between us and Messrs. Brain and Silvers, entered into on February 28, 2007, expressly do not award or modify the loans in any way. During 2010, Messrs. Brain and Silvers repaid the outstanding balance on each of these loans.

The Company is currently engaged in a joint venture with Global Wine Partners (U.S.) LLC (“GWP”). This joint venture is directed through our VinREIT, LLC (“VinREIT”) subsidiary and is evidenced by the Operating Agreement of VinREIT, LLC pursuant to which GWP holds a 4% ownership interest. As consideration for its 4% ownership interest in VinREIT, GWP provides certain consulting services to VinREIT in connection with the acquisition, development, administration and marketing of vineyard properties and wineries, all of which will be directed through VinREIT or a subsidiary of VinREIT. Mr. Brain’s brother, Donald Brain, holds a 33.33% interest in GWP. The Board was informed of Donald Brain’s acquisition of such interest, and affirmed VinREIT’s business relationship with GWP. There was no modification to the Operating Agreement of VinREIT, and future amendments or modifications to the Operating Agreement or relationship with GWP will require Board approval. During 2010, VinREIT distributed to GWP approximately $245,000 pursuant to the Operating Agreement.

The Company has established Company Governance Guidelines and Independence Standards for Trustees which cover (generally and specifically) the types of related party transactions addressed by SEC and NYSE rules. The Board is responsible for evaluating these standards and ensuring compliance with these guidelines and they also apply, to the extent applicable, these standards and guidelines to executive officers in a manner to satisfy Item 404 of Regulation S-K. Although the application of these specific standards and policies to executive officers is not expressly provided in a formal written policy, the Company’s Code of Ethics and Business Conduct provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board, and any such waiver will be disclosed as required by law or regulation and the rules of the NYSE.

The Company does not have a formal written policy specifically for security holders covered by Item 403(a) of Regulation S-K. However, the Board applies the general standards and guidelines set forth in the guidelines and standards discussed above for purposes of determining transactions requiring disclosure under Item 404(a) of Regulation S-K.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below. The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

Our compensation program is designed to attract and retain quality executives, motivating them to achieve and rewarding them for superior performance. Our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program and long-term incentive plan payable primarily through equity grants, a substantial portion of which is considered at risk, and which are administered by the compensation committee of our Board of Trustees. We encourage you to carefully consider those changes, along with the entire compensation program, in connection with your decision to vote on this proposal. See “Executive Compensation – Compensation Discussion and Analysis.”

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Entertainment Properties Trust, as disclosed in the 2011 Proxy Statement of Entertainment Properties Trust pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, hereby is approved.

This vote is advisory and therefore not binding on the Company, the Company’s compensation committee, or the Board of Trustees. The Board of Trustees and the compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will consider those shareholders’ concerns, and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the Company’s common shares voted at the meeting is required for advisory approval of this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 3:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING

FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The compensation committee of the Board of Trustees, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Vote Required

For the purposes of the non-binding advisory vote on this Proposal 3, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this proposal.

Recommendation of the Board of Directors

Our Board recommends a vote for the approval of an ANNUAL advisory vote on the compensation of the Company’s named executive officers.

PROPOSAL 4:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has engaged the registered public accounting firm of KPMG LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2011 and our internal control over financial reporting as of December 31, 2011. KPMG audited our financial statements for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and audited internal control over financial reporting as of December 31, 2010, 2009, 2008, 2007 and 2006.

Representatives of KPMG are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services. Neither the Trustees, nor the nominees for Trustee have a personal interest in the approval of this proposal.

Audit Fees

KPMG billed the Company an aggregate of $498,800 for professional services rendered in the audit of our financial statements for the year ended December 31, 2010, the audit of certain of our subsidiaries and joint ventures, the audit of internal control over financial reporting as of December 31, 2010, the review of the quarterly financial statements included in our Form 10-Q reports filed with the SEC during 2010, the review of other filings we made with the SEC during 2010, and the provision of comfort letters and performance of related procedures in connection with the public offerings of our common shares in 2010.

KPMG billed the Company an aggregate of $333,000 for professional services rendered in the audit of our financial statements for the year ended December 31, 2009, the audit of certain of our subsidiaries and joint ventures, the audit of internal control over financial reporting as of December 31, 2009, the review of the quarterly financial statements included in our Form 10-Q reports filed with the SEC during 2009, the review of other filings we made with the SEC during 2009, and the provision of comfort letters and performance of related procedures in connection with the public offerings of our common shares in 2009.

Audit-Related Fees

There were no audit related fees in 2010 or 2009.

Tax Fees

KPMG billed the Company an aggregate of $311,040 in 2010 and $276,488 in 2009 for professional services rendered in the areas of tax return preparation and compliance, tax consulting and advice and tax planning, including REIT tax compliance, and U.S. and Canadian tax compliance. Of the $311,040 and $276,488 in tax fees billed for 2010 and 2009, respectively, a total of $211,885 and $211,891, respectively, was for tax return preparation and compliance, and $99,155 and $64,597, respectively, was for tax consulting and advice and tax planning.

All Other Fees

KPMG did not bill the Company for any other fees 2010 and 2009.

Pre-Approval Policies

The audit committee has adopted policies which require that the provision of services by the independent registered public accounting firm, and the fees therefore, be pre-approved by the audit committee. The policies are more particularly described in the section of this proxy statement titled “Company Governance – Audit Committee”. The services provided by KPMG in 2010 and 2009 were pre-approved by the audit committee in accordance with those policies.

The audit committee considered whether KPMG’s provision of tax services in 2010 and 2009 was compatible with maintaining its independence from management and the Company, and determined that the provision of those services was compatible with its independence.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees, executive officers and holders of more than 10% of a registered class of our equity securities and certain other persons, to file reports with the Securities and Exchange Commission regarding their ownership and changes in ownership of our equity securities.

To our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our trustees, executive officers and greater than 10% beneficial owners were complied with in a timely manner, except that Mr. Hirons did not timely file a Form 4 for a transaction occurring in March 2010, but such Form 4 was subsequently filed.

SHARE OWNERSHIP

Who are the largest owners of our common shares?

Except as stated below, we know of no single person or group that is the beneficial owner of more than 5% of our common shares.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of shares outstanding
BlackRock Inc. 55 East 52nd Street New York, NY 10055	4,392,109	(1)	9.44%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,693,871	(2)	10.08%

(1)	Based solely on disclosures made by BlackRock Inc. in a report on Schedule 13G filed with the Securities and Exchange Commission.
(2)	Based solely on disclosures made by The Vanguard Group, Inc., filing as an investment adviser, in a report on Schedule 13G/A filed with the Securities and Exchange Commission.

How many shares do our trustees and executive officers own?

The following table shows as of March 15, 2011, the number of our shares beneficially owned by each of our trustees, the nominees for trustee and our executive officers, and by all of the trustees and executive officers as a group. All information regarding beneficial ownership was furnished by the trustees, nominees and officers listed below.

Title of Class	Name of beneficial owners	Amount and nature of beneficial ownership (1)	Percent of shares outstanding (1)
Common Shares	David M. Brain (2)	907,926	2.0%
Common Shares	Peter C. Brown	14,744	*
Common Shares	Robert J. Druten (2)	48,376	*
Common Shares	James A. Olson	28,637	*
Common Shares	Morgan G. Earnest II	78,329	*
Common Shares	Barrett Brady	31,870	*
Common Shares	Gregory K. Silvers	264,309	*
Common Shares	Mark A. Peterson	101,753	*
Common Shares	Michael L. Hirons	39,682	*
Series D Cumulative Redeemable Preferred Shares	Michael L. Hirons	500	*
Common Shares	Jack A. Newman, Jr.	12,404	*
Common Shares	All trustees, nominees and executive officers as a group (10 persons)	1,528,030	3.3%

*	Less than 1 percent.
(1)	Includes the following common shares which the named individuals have the right to acquire within 60 days under existing options: David M. Brain (493,552), Gregory K. Silvers (53,978), Mark A. Peterson (17,115), Michael L. Hirons (10,624), Robert J. Druten (35,108), James A. Olson (10,109), Morgan G. Earnest II (42,795), Jack A. Newman, Jr. (5,109), Peter C. Brown (1,410), and Barrett Brady (15,109).
(2)	Nominee

The above table reports beneficial ownership in accordance with Rule 13d-3 under the Exchange Act and includes common shares underlying options that are exercisable within 60 days after March 15, 2011. This means all common shares over which trustees, nominees and executive officers directly or indirectly have or share voting or investment power are listed as beneficially owned. The persons identified in the table have sole or shared voting and investment power over all shares described as beneficially owned by them.

SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS AND RELATED BYLAW

PROVISIONS

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 9, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Secretary

Entertainment Properties Trust

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on February 11, 2012; and

•	not later than the close of business on March 14, 2012.

If the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received not earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

How may I recommend or nominate individuals to serve as trustees?

You may propose trustee candidates for consideration by the Board’s Nominating/Company Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.

In addition, the Company’s Bylaws permit shareholders to nominate trustees for election at an annual shareholder meeting. To nominate a trustee, the shareholder must deliver the information required by the Company’s Bylaws.

What is the deadline to propose or nominate individuals to serve as trustees?

A shareholder may send a proposed trustee’s candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.

To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on February 11, 2012 and the close of business on March 14, 2012, unless the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder nomination must be received not earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

How may I obtain a copy of the Company’s Bylaw provisions regarding shareholder proposals and trustee nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating Trustee candidates. The Company’s Bylaws also are available on the Company’s website at www.eprkc.com.

Must the Board of Trustees approve my proposal?

Our Declaration of Trust provides that the submission of any action to the shareholders for their consideration must first be approved by the Board of Trustees.

OTHER MATTERS

As of the date of this proxy statement, we have not been presented with any other business for consideration at the annual meeting. If any other matter is properly brought before the meeting for action by the shareholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Trustees, or the judgment of the proxy holders if no recommendation is made.

MISCELLANEOUS

Proxy Solicitation

The enclosed proxy is being solicited by the Board of Trustees. We will bear all costs of the solicitation, including the cost of preparing and mailing this proxy statement and the enclosed proxy card. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of our transfer agent, will be paid by us.

Annual Report

We refer you to our annual report to shareholders, containing financial statements for the year ended December 31, 2010, filed with the SEC. Alternatively, you may access our annual report to shareholders on our website at www.eprkc.com. You must not regard the annual report as additional proxy solicitation material.

We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, filed with the Securities and Exchange Commission for the year ended December 31, 2010.

Shareholder Proposals for the 2011 Annual Meeting

Shareholder proposals intended for inclusion in the proxy statement for the 2011 annual meeting must be received by the Company’s Secretary at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, within the time limits described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions.” Shareholder proposals and nominations must also comply with the proxy solicitation rules of the Securities and Exchange Commission.

By the order of the Board of Trustees

Gregory K. Silvers
Vice President, Chief Operating Officer, General Counsel and Secretary

April 1, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 11, 2011.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/EPR • Follow the steps outlined on the secured website.
Vote by telephone

  •  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Trustees unanimously recommends a vote FOR proposals 1, 2, and 4, and “1 YEAR” on proposal 3.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - David Brain	☐	☐	02 - Robert Druten	☐	☐

		For	Against	Abstain			1 Yr	2 Yrs	3 Yrs	Abstain
2.	Advisory vote on executive compensation.	☐	☐	☐	3.	Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

4.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐	5.	To act upon any other matters that may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Entertainment Properties Trust’s proxy statement and annual report are available at www.envisionreports.com/EPR.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ENTERTAINMENT PROPERTIES TRUST

This proxy is solicited on behalf of the Board of Trustees for the

Annual Meeting of Shareholders on Wednesday, May 11, 2011.

As a shareholder of Entertainment Properties Trust (the “Company”), I appoint Mark A. Peterson and Gregory K. Silvers as my attorneys-in-fact and proxies (with full power of substitution), and authorize each of them to represent me at the Annual Meeting of Shareholders of the Company to be held at the Company’s offices at 909 Walnut Street, Suite 200, Kansas City, MO 64106, on Wednesday, May 11, 2011 at ten o’clock a.m. (local time), and at any adjournment of the meeting, and to vote the common shares of beneficial interest in the Company held by me as designated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no choice is indicated on the proxy, the persons named as proxies intend to vote FOR proposals 1, 2 and 4, and “1 YEAR” for proposal 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE